Exhibit 99.1

NEWS RELEASE
846 N. Mart-Way Court, Olathe, Kansas 66061	Phone: 913-647-0158	Fax: 913-647-0132
investorrelations@elecsyscorp.com

FOR IMMEDIATE RELEASE:

ELECSYS CORPORATION REPORTS FOURTH QUARTER AND
FISCAL YEAR-END FINANCIAL RESULTS

Sales grow 10% and net income increases 38% to $.43 per share for the year

Olathe, Kansas (July 10, 2013) - Elecsys Corporation (NASDAQ: ESYS), a provider of innovative machine to machine (M2M) communication technology solutions, data acquisition systems, and custom electronic equipment for critical industrial applications, today announced its financial results for the fourth quarter and fiscal year ended April 30, 2013.

Sales for the fourth quarter of fiscal 2013 were $7,512,000, an increase of 24%, or $1,431,000, from $6,081,000.  Total sales for the 2013 fiscal year grew 10%, an increase of $2,261,000, to $25,365,000.

Operating income for the quarter was $1,143,000, an increase of $367,000, or 47%, compared to operating income of $776,000 for the same quarter in the prior year.  For fiscal 2013, operating income increased approximately 30% to $2,761,000, from operating income in the prior year of $2,120,000.

Net income was $715,000, or $0.18 per diluted share, for the quarter ended April 30, 2013.  For the quarter ended April 30, 2012, net income was $466,000, or $0.12 per diluted share.  For the fiscal year ended April 30, 2013, net income totaled $1,683,000, or $0.43 per diluted share, while net income for the prior fiscal year was $1,219,000, or $0.32 per diluted share.

Sales of proprietary products and services increased 7% to $10,624,000 for the year ended April 30, 2013, a $682,000 increase from sales of $9,942,000 during the prior fiscal year.  Sales for the Company’s Electronic Manufacturing Services (“EMS”) business segment grew approximately 12% to $14,741,000 for the fiscal year ended April 30, 2013 from $13,162,000 in the prior fiscal year.

The Company anticipates that over the next few quarters its continued investment in both sales and marketing and new product development will produce revenue growth in its proprietary products business segment.  The increase in sales will most likely be led by remote monitoring products and industrial data communication solutions.  The EMS business segment is expected to experience moderate growth with specific investments in its sales and market development activities combined with the impact, positive or negative, that future economic conditions will have on the Company’s customers.  The Company’s additional sales and marketing efforts in its EMS business segment are focused on customers that can benefit from the Company’s proprietary technology and should support moderate growth in the EMS segment.

Total backlog on April 30, 2013 was approximately $8,493,000, an increase of 7%, or $588,000, from a total backlog of $7,905,000 on April 30, 2012.

Gross margin for the three-month period ended April 30, 2013 was approximately 37%, or $2,772,000, versus 38%, or $2,304,000 for the quarter ended April 30, 2012.  For fiscal year 2013, gross margin was approximately 37% of sales, or $9,374,000, compared to 36% of sales, or $8,395,000, for fiscal 2012.   The increase in both gross margin percentage and dollars for the fiscal year was a direct result of higher overall sales volumes and a favorable product mix.

Total selling, general and administrative expenses were approximately $6,613,000 during the fiscal year ended April 30, 2013 compared with $6,275,000 in the prior fiscal year.  The $338,000 increase was primarily the result of increases in research and development expenses and selling and marketing costs.  The Company’s research and development investments increased by $278,000 over the prior year with both higher engineering personnel expenses and product development costs that were the result of new product design efforts.  Sales and marketing expenses increased $49,000 during the fiscal year primarily as a result of higher travel costs along with minor changes in personnel costs, advertising and promotion expenses, and commissions.

Karl B. Gemperli, Chief Executive Officer, stated, "We had a very successful year and are pleased to report results that reflect steady revenue growth, enhanced gross margins, and significantly improved bottom-line performance compared to the previous year.  Sales increased by 10% over last year while our efficient operations and lean expenses generated earnings of $0.43 per diluted share.  Sales of our proprietary products continued to expand while business with our OEM partners strengthened throughout the year.  Our performance this year was a direct result of the strategic decisions we made to invest in new M2M product development, enhance the profitability of our custom OEM business, and penetrate new markets and applications for our industrial solutions.”

Gemperli continued, “We remain committed to expanding both the breadth of our product offerings and our market presence as we continue developing new M2M solutions, and anticipate the growth of our proprietary products business to accelerate.  In conjunction with new product development efforts, we believe that sales and marketing initiatives currently underway will expand the market for Elecsys proprietary products into additional sectors of the energy exploration, production, transmission, and distribution markets, both domestically and internationally.  In addition to these areas, these business development initiatives have been targeting new industries and applications which we believe are a key component of our long-term future growth.  Although the direction of the economy is difficult to predict, we plan to continue our growth this coming year and remain focused on broadening our product offerings and expanding our market presence as we build the company and grow earnings over the long term.  As always, we are thankful for the talented and dedicated team of people at Elecsys who continue to work diligently for our success.”

About Elecsys Corporation
Elecsys Corporation provides innovative machine to machine (M2M) communication technology solutions, data acquisition and management systems, and custom electronic equipment for critical industrial applications worldwide.  The Company’s primary markets include energy production and distribution, agriculture, transportation, safety and security systems, and water management.  Elecsys proprietary equipment and services encompass remote monitoring, industrial data communication, and mobile data acquisition technologies that are deployed wherever high quality and reliability are essential.  Elecsys develops, manufactures, and supports proprietary technology and products for various markets under several premium brand names.  In addition to its proprietary products, Elecsys designs and manufactures rugged and reliable custom electronic assemblies, some incorporating proprietary Elecsys technologies, for multiple original equipment manufacturers in a variety of industries worldwide.  For more information, visit www.elecsyscorp.com.

Safe-Harbor Statement
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions that are described in Elecsys Corporation's SEC filings, including the Form 10-K for the year ended April 30, 2013. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.

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Investor Relations Contact:	Todd A. Daniels (913) 647-0158, Phone (913) 982-5766, Fax investorrelations@elecsyscorp.com

Elecsys Corporation and Subsidiary
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended April 30,		Year Ended April 30,
	2013	2012	2013	2012
Sales	$7,512	$6,081	$25,365	$23,104
Cost of products sold	4,740	3,777	15,991	14,709
Gross margin	2,772	2,304	9,374	8,395

Selling, general and administrative expenses:
Research and development expense	472	354	1,716	1,438
Selling and marketing expense	557	541	2,192	2,143
General and administrative expense	600	633	2,705	2,694
Total selling, general and administrative expenses	1,629	1,528	6,613	6,275

Operating income	1,143	776	2,761	2,120

Financial income (expense):
Interest expense	(13)	(25)	(65)	(152)
Other (expense), net	--	(2)	(3)	(3)
	(13)	(27)	(68)	(155)

Net income before income taxes	1,130	749	2,693	1,965

Income tax expense	415	283	1,010	746

Net income	$715	$466	$1,683	$1,219

Net income per share information:
Basic	$0.18	$0.12	$0.43	$0.32
Diluted	$0.18	$0.12	$0.43	$0.32

Weighted average common shares outstanding:
Basic	3,895	3,818	3,895	3,796
Diluted	3,923	3,859	3,906	3,844

Elecsys Corporation and Subsidiary
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	April 30, 2013	April 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$1,464	$136
Accounts receivable, net	2,538	2,631
Inventories, net	6,238	5,940
Other current assets	856	826
Total current assets	11,096	9,533

Property and equipment, net	5,399	5,295

Goodwill	1,942	1,942
Intangible assets, net	1,685	1,886
Other assets, net	47	51
Total assets	$20,169	$18,707

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,390	$825
Accrued expenses	1,408	1,393
Income taxes payable	1	5
Current maturities of long-term debt	185	181
Total current liabilities	2,984	2,404

Deferred taxes	637	485
Long-term debt, less current maturities	2,619	3,554

Stockholders' equity:
Common stock	40	39
Additional paid-in capital	11,429	11,166
Treasury shares	(282)	--
Retained earnings	2,742	1,059
Total stockholders' equity	13,929	12,264
Total liabilities and stockholders' equity	$20,169	$18,707